Exhibit 10.15

December 8, 2017

Dear David,

Our team at Vapotherm, Inc. is pleased to invite you to join our organization in the position of VP of Sales effective January 4, 2018 in accordance with the terms outlined in this offer of employment and related Attachments.

The position will be located in Chicago, IL with reporting responsibility to the CEO. Compensation for 2018 and terms of acceptance for the position between Vapotherm “the Company” and David Blouin “the Employee” are outlined herein:

●	Base Salary of Two Hundred Thousand Dollars ($200,000.00) per year. Vapotherm employees are paid bi-weekly every other Friday, one week in arrears.

●

Annual Performance Incentive for 2018, assuming at Plan performance, is $150,000 equating to a total annual comp of $350,000. Employee is eligible for guaranteed at Plan commission through June 30, 2018. Commission plan and performance objectives will be provided to you during onboarding.

●	Compensation Review

Base compensation and incentive plan will be reviewed annually.

●	Company Stock Option Plan

Employee will be eligible to participate in the Company’s Stock Option Plan. Your initial grant will be 0.50% of the fully diluted equity post Series D financing. Exercise price will be set by the Compensation Committee. Vesting will be over 4 years with 25% vested on your first anniversary and monthly thereafter for an additional 36 months.

●	Paid Time Off

Employee Vacation, Sick and Personal Time are combined into one program which is equivalent to 168 hours per year or 4 weeks and 1 day.

Employees may carry over a maximum of Eighty (80) hours of unused PTO time into any new year.

Nine company holidays are also available as paid time off each year though the hours will not deduct from employees’ PTO balances.

●	Benefits

Employee benefits are standard to all positions. The Company will pay a percentage of the Employee’s Health Insurance Premium.

Available Benefits also include:

○	Dental Benefits
○	Vision Benefits
○	401K
○	Flexible Spending Account
○	Life Insurance (in the amount of one times the Employee’s base annual salary- up to $250,000 is paid by the company)

Take the Work out of Breathing

22 Industrial Drive    •    Exeter, NH 03833    •    T 603.658.0011    •    F 603.658.0181    •    www.vtherm.com

[Please note: The terms of any benefit plan or pay policy as stated in this letter and the enclosed documents take precedence over any oral representation.]

This offer is contingent upon the following:

●	Employee’s signed acceptance acknowledging they are without existing conflicting agreements, restrictive covenants or obligations that would prevent employment with Vapotherm, Inc.

●	Successful completion of our reference and background checking process including drug testing and I-9 verification.

This offer is not to be considered a contract guaranteeing employment for any specific duration. As an at-will employee, both you and the Company have the right to terminate your employment at any time with or without cause. If you do not pass the background check, this offer of employment will be rescinded.

This offer expires if the Employee fails to confirm acceptance by December 11, 2017.

We look forward to welcoming you on board at Vapotherm, David, and will confirm formal acceptance by your signature of this offer letter and the attached Non-Compete and Assignment of Inventions Agreement.

If you should have any special questions regarding any of the items included in your Offer Packet, please let us know.

Sincerely,

/s/ Joseph F. Army
Joseph F. Army President & CEO Vapotherm, Inc.

Offer of Employment Accepted by your Signature:

/s/ David Blouin
First Name, Initial, Last Name

    12/8/17

On This Date

Take the Work out of Breathing

22 Industrial Drive    •    Exeter, NH 03833    •    T 603.658.0011    •    F 603.658.0181    •    www.vtherm.com